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                                                                     EXHIBIT 21


                           Subsidiaries of Registrant



            The registrant owns 100% of the issued and outstanding Capital Stock of Cotter Information Services, Inc., Cotter Real Estate Agency, Inc., Cotter Acceptance Co., Inc., Cotter Insurance Agency, Inc., Cotter Trucking, Inc., Wheeler Manufacturing Co., and Atlas Power Equipment Company, all Illinois corporations, and indirectly through Cotter Acceptance, Co., 100% of the issued and outstanding Capital Stock of Warner True Value Hardware, Inc. The accounts of these subsidiaries have been consolidated with the registrant's at January 1, 1994 and January 2, 1993.

            In January 1992, the registrant formed a new Canadian subsidiary, Cotter Canada Hardware & Variety Company, Inc., owning 100% of the issued and outstanding Capital Stock. Indirectly, through this subsidiary, the registrant owns 100% of the issued and outstanding Preferred Stock of the newly formed Canadian cooperative, Cotter Canada Hardware and Variety Cooperative, Inc.